Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Paylocity, Inc.   (“Company”) and Steve Sarowitz (“Employee”), and is made effective July 1, 2013 (the “Effective Date”).

The parties agree as follows:

1.              Employment.  Company agrees to continue to employ Employee, and Employee hereby accepts such continued employment, upon the terms and conditions set forth herein.

2.              Duties.

2.1       Position.  Employee is employed as Chairman of the Company and shall have the duties and responsibilities assigned by Company, both upon initial hire and as may be reasonably assigned from time to time.  Employee shall perform faithfully and diligently all duties assigned to Employee.

2.2       Best Efforts/Full-time.  Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  When working on behalf of the Company, Employee will act in the best interest of Company at all times.  Employee shall devote up to 25 hours/week to the performance of Employee’s assigned duties for Company.    Company will permit employee to devote additional time per week to Employee’s other business ventures, contingent upon such ventures not violating Employee’s duties of loyalty and non-competition and non-solicitation to Company.  Employee must schedule such work so it otherwise does not conflict with the accomplishment of Employee’s work hereunder.  Further, nothing contained herein shall preclude Employee from (i) serving on the board of directors of any business corporation; (ii) serving on the board of, or working for any charitable or community organization, or (iii) pursuing Employee’s personal financial and legal affairs, so long as the foregoing activities, individually or collectively, do not materially interfere with the performance of Employee’s duties with Company.

3.              Term of Employment.

3.1       Term.  The employment relationship pursuant to this Agreement shall be for a term commencing on the Effective Date set forth above and continuing for a period of twenty-four (24) months following such date (“Term”), unless sooner terminated in accordance with Section 6 below.  At the expiration of the Term, this Agreement and Employee’s employment shall terminate.

4.              Compensation.

4.1       Base Salary.  As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an initial base salary (“Base Salary”) of two hundred seventy five thousand dollars ($275,000) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In the event

Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary prorated to the date of termination.

5.              Customary Fringe Benefits/Reimbursement of Expenses.  Employee will be eligible for all customary and usual fringe benefits generally available to other employees of Company, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of Company, subject to the terms and conditions of Company’s benefit plan documents.   Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.  In addition, Employee shall be reimbursed, at such intervals and in accordance with such Company policies as may be in effect from time to time, of any and all reasonable and necessary business expenses incurred by him for the benefit of the Company, including but not limited to travel expenses and other reasonable expenses.

6.              Termination of Employee’s Employment.

6.1       Termination for Cause by Company.  Company may terminate Employee for Cause, if the Board approves the termination by a majority vote.  For purposes of this Agreement, “Cause”  shall mean just and reasonable cause, including (i) material dishonest or fraudulent behavior, or conviction of a felony; (ii) Employee’s failure to refusal to perform specific directives of Company, which directives are consistent with the scope and nature of Employee’s duties and responsibilities, and which are not remedied by Employee within thirty (30) days after written notice; (iii) any violation of the covenant not to disclose confidential information regarding the business of Company and its products as set forth in the Proprietary Rights Agreement; (iv) any act of material dishonesty by Employee which adversely affects the business of Company; or (v) Employee’s drunkenness or use of drugs which interferes with Employee’s performance of any of his obligations under this Agreement, and which is not remedied by Employee within 30 days after written notice.  In the event Employee’s employment is terminated in accordance with this subsection 6.1, Employee shall be entitled to receive only Employee’s Base Salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination, as well as reimbursement for expenses made through such date in accordance with Section 5, above (“Accrued Benefits”).  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  Employee will not be entitled to receive the Severance Payment described in subsection 6.2 below.

6.2       Termination Without Cause by Company/Severance.  Company may terminate Employee’s employment under this Agreement during the Term without Cause, if the Board approves the termination by a majority vote.  In the event of such termination during the Term, Employee will receive Employee’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits.  In addition, Employee will receive the following “Severance Package”: (i) a “Severance Payment” equivalent to the Base Salary Employee would have received for the remainder of the Term, had Employee remained employed (e.g., if six months remains in the Term, Employee shall receive a Severance Payment equivalent to six months of Employee’s Base Salary)(the total length of time remaining on the Term from the date of Termination, the “Severance Period”), payable over time during the Severance Period in equal installments, with the first installment payment made on the first payday following the 30th day after Employee’s termination of employment; and (ii) to the extent Employee participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to the date of termination, the Company shall pay to Employee in a lump sum a fully taxable cash payment in an amount equal to the monthly premium cost to Employee of continued coverage for Employee (and for Employee’s spouse and dependents to the extent participating in such plans immediately prior to the Separation Date) that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, through the Severance Period, less applicable tax withholding, with such payment paid on the first Company payday following the 30th day after Employee’s termination of employment.   The Severance Package shall be paid provided Employee executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 30th day following the termination date.  Except for the Severance Package (if applicable), all other Company obligations to Employee under this Agreement will be automatically terminated and completely extinguished.

6.3       Resignation by Employee.  Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice.  In the event of Employee’s resignation, Employee will be entitled to receive only Employee’s Base Salary and Accrued Benefits through the date of Employee’s termination.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

6.4       Application of Section 409A.

a.                                      All references in this Agreement, however phrased, to the termination of Employee shall mean, and be deemed to occur where there has been, a “separation from service” within the meaning of the Section 409A Regulations.  If any amount payable pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) and this Agreement does not provide elsewhere that such payment or provision is to be made on a fixed date or schedule or on or with respect to a permissible payment event that complies with the Section 409A Regulations, then such payment or provision shall be made when Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service, and all such amounts that would, but for this sentence, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

b.                                      Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement.  In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

c.                                       Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made the earliest of (i) the date called for under Company’s applicable policies, (ii) the time provided by this Agreement, and (iii) the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

d.                                      For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

6.5       Termination of Employment Upon Nonrenewal.  Should this Agreement terminate at the expiration of the Term, Employee’s employment with Company will terminate and Employee will only be entitled to Employee’s Base Salary and Accrued Benefits through the last day of the current term.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  Employee will not be entitled to receive the Severance Package described in subsection 6.2 above.

7.              No Conflict of Interest.  During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion.  If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or resign employment with Company.  Notwithstanding the foregoing, Company is aware of and permits Employee to work on other business ventures during Employee’s employment, provided such work does not otherwise conflict with the accomplishment of Employee’s work hereunder and such ventures do not compete with Company.

8.              Confidentiality and Proprietary Rights.  Employee agrees to continue to abide by Company’s Employee Proprietary Information and Inventions Agreement (the “Proprietary Rights Agreement”), which is provided to Employee concurrently with this Agreement and is incorporated herein by reference.

9.              Non-Competition.  Employee agrees that during Employee’s employment and for a period of twelve (12) months immediately following termination of such employment for any reason (the “Non-competition Period”), Employee shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Employee was involved or had knowledge, being conducted by, or contemplated by, Company or any of its subsidiaries as of the termination of Employee’s employment in any geographic area in which Company or any of its subsidiaries is then conducting such business.  Employee agrees that in the event he breaches this covenant, the Non-competition Period shall be automatically extended by the length of time any such breach remains continuing.  Nothing in this Agreement shall prohibit Employee from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Employee has no active participation in the business of such corporation.

10.       Non-Solicitation.  Employee acknowledges that Company’s relationship with its clients, employees, vendors, suppliers and other persons with whom Company has a business relationship (hereinafter referred to as “Prohibited Persons”), are special and unique, and that Company’s relationship with the Prohibited Persons may not be able to be replaced by Company. Employee further acknowledges that the protection of Company’s Prohibited Persons is essential. Therefore, Employee expressly covenants and agrees that during his employment  and for a period of twelve (12) months immediately following termination of such employment for any reason (the “Non-solicitation Period”), Employee will not at any time for himself or on behalf of any other person, firm, partnership or corporation: (1) induce, or attempt to induce, any Prohibited Persons either to refrain, or to cease doing business with Company; or (2) directly or indirectly solicit, hire, induce or otherwise engage a Prohibited Person in any competitive business.  Employee agrees that in the event he breaches this covenant, the Non-solicitation Period shall be automatically extended by the length of time any such breach remains continuing.

11.       Non-disparagement.  Employee agrees that during Employee’s employment by Company and thereafter, Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way wrongfully criticize the personal and/or business reputations, practices or conduct of Company or any of its officers or directors.

12.       General Provisions.

12.1                        Employee Acknowledgements.  Employee agrees that the restrictive covenants set forth in this Agreement, including Sections 7-11, are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of Company.

12.2                        Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

12.3                        Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.4                        Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.5                        Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.6                        Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.7                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Illinois.   The parties expressly consent to the personal jurisdiction of the state and federal courts located in Cook County, Illinois for any lawsuit arising from or related to this Agreement.

12.8                        Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

12.9                        Waiver of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT BY THE COMPANY (INCLUDING, BUT NOT LIMITED TO, ANY TERMINATION OF EMPLOYMENT) OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.10                 Survival.  Sections 6 (“Termination of Employee’s Employment”), 7 (“No Conflict of Interest”), 8 (“Confidentiality and Proprietary Rights”), 9 (“Non-Competition”), 10 (“Non-Solicitation”), 11 (“Non-disparagement”), and 12 (“General Provisions”) of this Agreement shall survive Employee’s employment by Company.

12.11                 Entire Agreement.  This Agreement, including the Proprietary Rights Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Employee and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

12.12                 Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Steve Sarowitz

Dated:	6/4/2013		/s/Steve Sarowitz

Paylocity, Inc.

Dated:	6/4/2013	By:	/s/Steve Beauchamp
Steve Beauchamp, Chief Executive Officer